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                                                                 Exhibit (a)(8)

DIAMOND MULTIMEDIA

FOR IMMEDIATE RELEASE

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Contacts:
Ken Wirt, Vice President, Corporate Marketing          Jim Walker, Sr VP & Chief Financial Officer
Diamond Multimedia Systems, Inc.                       Diamond Multimedia Systems, Inc.
Voice: (408) 324-7376                                  Voice: (408) 325-7333
Fax: (408) 325-7827                                    Fax: (408) 325-7956
kenw@diamondmm.com                                     jimw@diamondmm.com
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                 DIAMOND MULTIMEDIA TO ACQUIRE MICRONICS/ORCHID

   Combination Provides Diamond Entry into Multimedia Systems Board Business and Consolidates Voodoo2 Business

SAN JOSE, Calif.--May 11, 1998--Diamond Multimedia Systems, Inc. (NASDAQ:DIMD), a leader in interactive multimedia acceleration, and Micronics Computers, Inc. (NASDAQ:MCRN) announced today that the two firms have entered into a definitive agreement for Diamond to acquire Micronics at a price of $2.45 per share in cash, or approximately $31.6 million.

Diamond Multimedia expects to initiate a cash tender offer within five business days and intends to complete the transaction in June 1998, subject to regulatory approval and other customary conditions. The offer has been approved by the Boards of Directors of both Micronics and Diamond Multimedia. The acquisition of Micronics will enable Diamond's entry into the multimedia systems board business and support the consolidation of Voodoo2-based computer gaming boards.

Multimedia Systems Boards

As multimedia peripherals become an increasingly important factor in the design and sales of personal computer systems, and as the personal computer converges with low-cost digital appliances, Diamond Multimedia anticipates an expanding market for integrated systems boards that combine the attributes of both low-cost and multimedia capabilities. Diamond's acquisition of Micronics therefore comprises two strategic initiatives: first, Diamond intends to leverage Micronics' existing motherboard business through Diamond's worldwide procurement, sales and customer support infrastructure, including the sale of Micronics' Twister LX, Redstone and Helios motherboards which support the Pentium II, up to dual 400 MHz processors, the accelerated graphics port (AGP) and front side bus speeds up to 100 MHz. Second, Diamond intends to combine Micronics' motherboard expertise and highly-qualified engineering team with Diamond's multimedia and communications expertise to develop integrated multimedia systems boards for the sub-$1,000 PC market and the emerging set-top, media center and Internet appliance market.

PC Gaming Market

The PC gaming market has experienced rapid growth over the past year. Diamond has been the leader in supplying PC gaming boards with its award-winning Monster Sound and, in graphics, its Monster 3D and Monster 3D II products based on the Voodoo Graphics and Voodoo2 chipsets, respectively, from 3Dfx Interactive (NASDAQ:TDFX - news). Micronics/Orchid is also a supplier of Voodoo Graphics and Voodoo2-based PC gaming boards. Diamond Multimedia intends to continue the Orchid Righteous
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3D brand in the computer gaming market and to coordinate the marketing of the
Righteous 3D and Monster 3D brands to their respective target markets worldwide.

"The acquisition of Micronics provides Diamond with an entry into the market for multimedia systems boards," said Bill Schroeder, president and CEO of Diamond Multimedia. "The addition of the systems board business coupled with the consolidation of the PC gaming business provides strong synergy between Diamond and Micronics."

"Diamond's worldwide procurement, channel penetration and brand strength, plus the addition of Diamond's multimedia and communications capabilities to Micronics' traditional motherboard design strengths, make this a great fit," said Charles Hart, president and CEO of Micronics.

Financial Considerations

Diamond Multimedia intends to finance the acquisition of Micronics with existing cash and the approximately $20 million in cash currently held by Micronics. Diamond Multimedia expects to commence a tender offer promptly at $2.45 per share for all outstanding shares of Micronics. The offer is also subject to the condition that at least fifty-one percent (51%) of the shares are tendered. If the tender offer is successful, it will be followed as promptly as possible by a merger in which any remaining shares of Micronics stock will be converted into the right to receive $2.45 per share in cash.

"Diamond expects to take a one-time charge during the second quarter in connection with the acquisition of Micronics," said Jim Walker, senior vice president and CFO of Diamond Multimedia. "We anticipate this charge will be comprised of both expensed in-process R&D and the costs associated with the integration of the two businesses. However, on an ongoing basis, we do not expect this deal to be dilutive." Diamond Multimedia was advised in the acquisition by Broadview Associates, LLC.

Diamond Multimedia Systems, Inc.

Diamond Multimedia is driving the interactive multimedia market by providing advanced solutions for home, business and professional desktop computer users, enabling them to create, access and experience compelling new media content from their desktops and through the Internet. Diamond accelerates multimedia from the Internet to the hard drive with products that include the Stealth and Viper series of media accelerators, the Monster series of entertainment 3D and sound accelerators, the Fire series of professional 3D and SCSI accelerators, and the Supra series of modems. Diamond also markets DVD and video phone kits. Diamond's common stock is traded on the Nasdaq Stock Market under the symbol DIMD, and its web site address is www.diamondmm.com.

Micronics/Orchid

Micronics is an independent supplier of high performance motherboards and multimedia peripherals, sold under the Orchid brand, for personal computers and servers. Based in Fremont, California, Micronics markets its products worldwide to computer system manufacturers, system integrators, value added resellers and the distribution channel. The company's toll-free sales number is 800/577-0977. Web sites are www.micronics.com and www.orchid.com.

Except for historical information contained herein, the matters set forth in this press release, such as statements relating to the Company's ability to successfully exploit technological and market developments, the expansion of the systems board market, the ability of Diamond to leverage Micronics' motherboard business, the synergy of Diamond and Micronics with respect to the PC gaming market and the supply of multimedia systems boards, the timing and success of new product introductions by the Company and its competitors, and the Company's ability to invest in new technologies and to enhance its existing systems are forward-looking statements that are subject to risks and uncertainties, including the impact of competitive products and pricing and alternative technological advances, the timely and successful development and market acceptance of new products and upgrades to existing products, the impact, if any, of the announcement of the proposed acquisition on the Company's business, the ability of the Company to successfully integrate the business and operations of Micronics if the acquisition is
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consummated, and other risks as detailed from time to time in Diamond
Multimedia's SEC filings, including its most recent Forms 10-K and 10-Q.

How to Contact Diamond Multimedia

There are many ways to reach Diamond for sales support, technical assistance, driver updates and general information:

Internet Web Site: http://www.diamondmm.com
Diamond Multimedia's Headquarters and
Multimedia Division: 408/325-7000; Fax: 408/325-7070
Communications Division (Supra brand modems)
Main Phone Number: 360/604-1400; Fax: 360/604-1401
European Division (Germany): +49-8151-266-0;
(UK): +44-1189-444400; (France) +33-1-55381600
Korean Office (Seoul): +82-2-551-2700; Fax: +82-2-551-2710
Japanese Office (Tokyo); +81-3-5695-8401; Fax: +81-3-5695-8403
ASEAN Office (Singapore): +65-353-9511; Fax: +65-353-9510
Hong Kong Office: +852-2375-9023; Fax: +852-2375-9021
Australian Office (Sydney); +61-2-9460-2355; Fax: +61-2-9460-2360
Swedish Office: +46-417-40060; Fax: +46-417-40054
Product Support (Voice), United States: 541-967-2450;
Europe (Germany) +49-8151-266-330;
Europe (UK) +44-1189-444444; TDD/TTY Support 541-967-2451 Product Support (Fax),
        United States: 541/967-2401; Europe (Germany) +49-8151-266-331;
        Europe (UK): +44-1189-444445; (France) +33-1-47561139
Pre-sales Information: 1-800/468-5846
Investor Relations: 408/325-7476; 1-888/474-3463 (U.S. and Canada) 24-(Hour
Fax-On-Demand Service: 1-800/380-0030 FTP site: ftp.diamondmm.com BBS:
541/967-2444 (to 33.6 Kbps); Europe (Germany) BBS at +49-8151-266333 (to 28.8
Kbps) or +49-8151-266334 (ISDN); Europe (UK) at +44-1189-444415 (to 33.6 Kbps)

Note To Editors: Monster 3D and Supra are either trademarks or registered trademarks of Diamond Multimedia Systems, Inc. Monster(R) is a registered trademark of Monster Cable. Viper(R) is a registered trademark of Directed Electronics, Inc., Used under License. All other trademarks referenced are the service mark, trademark or registered trademark of their respective manufacturers. This announcement relates to products whose introductions and sales are in North America. The product name, contents, prices and availability may differ elsewhere in the world according to local factors and requirements.

---------------
Contact:

        Diamond Multimedia Systems, Inc.
        Ken Wirt, 408/325-7376 (VP, Corporate Marketing) kenw@diamondmm.com
        Jim Walker, 408/325-7333 (Sr. VP and CFO) jimw@diamondmm.com